Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD DELIVERS RECORD FULL-YEAR SALES,

NET INCOME PER DILUTED SHARE AND CASH FLOW

•	Grows fourth-quarter sales by 8.2 percent, 10.6 percent in local currencies

•	Reports fourth-quarter net income per diluted share at mid-point of guidance

•	Increases full-year sales by 7.9 percent, 7.2 percent in local currencies

•	Increases full-year net income per diluted share by 80.3 percent, 14.3 percent adjusted

•	Estimates 2006 net income per diluted share increase of 7-13 percent, after adjusting 2005 for stock option expensing

•	Plans to increase dividend by 20 percent

Piscataway, N.J. – Jan. 31, 2006 – American Standard today announced fourth-quarter net income per diluted share of 30 cents in accordance with Generally Accepted Accounting Principles (GAAP), up from the loss of 41 cents per diluted share in fourth quarter 2004. Excluding the impact of operational consolidation expenses and tax items, net income per diluted share was 46 cents, the same as fourth quarter 2004 adjusted for the same items and a fourth-quarter 2004 asbestos charge. The company had estimated net income per diluted share of 28-32 cents for the quarter on a GAAP basis and 44-48 cents on an adjusted basis. Sales for the quarter were $2.545 billion, up 8.2 percent from the prior year.

“We came in at the middle of our October guidance range, flat with fourth quarter 2004,” said Fred Poses, chairman and CEO. “For the quarter and the year, the commercial part of Air Conditioning Systems and Services was as strong as expected, with residential even stronger than expected. Vehicle Control Systems once again delivered solid performance and outperformed its markets. Bath and Kitchen’s performance was disappointing.”

FULL-YEAR RESULTS

Sales for the year were $10.264 billion, up 7.9 percent from $9.509 billion a year ago (up 7.2 percent in local currencies). Full-year net income was $2.56 per diluted share on a GAAP basis, up from $1.42 in 2004. On an adjusted basis, net income per diluted share was $2.56, up 14.3 percent from $2.24 in 2004 excluding an asbestos charge taken in fourth quarter 2004 as well as operational consolidation expenses and tax items in 2004 and 2005. American Standard had estimated net income per diluted share of $2.54-$2.58 on both a GAAP and adjusted basis.

For the year, the company generated a record $820.4 million in net cash provided by operating activities and a record $511.5 million in free cash flow. In 2004, the company had generated a record $764.7 million in net cash provided by operating activities and a record $504.5 million in free cash flow. The company paid a 60-cent dividend for each share of common stock and repurchased 11.7 million shares of stock in 2005.

– More –

2006 GUIDANCE

“For 2006, we see continued strong organic growth and strong performance in Air Conditioning Systems and Services. In Vehicle Control Systems, where we expect markets to flatten at current high levels, we will grow content and after-market sales,” said Poses. “We will rebuild the profitability of Bath and Kitchen by continuing to focus on new products that give consumers improved performance and design and continuing to improve productivity through simplification of our business processes and product lines. With these efforts, Bath and Kitchen should end the year significantly better than where it started.

“We anticipate 2006 sales growth of 6-7 percent in constant currencies and net income per diluted share of $2.65-$2.80,” said Poses. The company did not expense stock options in 2005. Stock option expensing would have reduced 2005 GAAP net income per diluted share of $2.56 by 8 cents to $2.48. On this basis, the 2006 GAAP estimate represents a 7-13 percent increase over 2005. Starting in first quarter 2006, the company will adopt Financial Accounting Standard 123 (revised 2004) for stock option expensing, which will amount to 10 cents per diluted share in the year. The 2006 net income per diluted share estimate anticipates that gains and other benefits will offset any operational consolidation expenses.

“We expect to generate $835-860 million in net cash provided by operating activities and $575-600 million in free cash flow, up from our record 2005 results. We intend to return nearly 100 percent of our free cash flow to shareowners through our dividend and stock repurchases. We plan to raise our quarterly dividend 20 percent, from 15 to 18 cents per share of common stock, subject to approval by the board of directors at a meeting later this week,” said Poses.

“For the first quarter, sales should be up 6-8 percent and net income should be in the range of 37-41 cents per diluted share on a GAAP basis and 39-43 cents excluding carryover expenses from previous operational consolidations,” he said. In first quarter 2005, net income per diluted share was 57 cents on a GAAP basis and 45 cents when adjusted by 2 cents for stock option expensing and 10 cents for tax items and operational consolidation expenses incurred during the quarter.

FOURTH-QUARTER BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.531 billion, up 18.6 percent over fourth quarter 2004 (up 19 percent excluding foreign exchange effects) because of robust residential sales, improving commercial equipment sales, and growing parts and services sales. Segment income was $139.1 million, up 57.2 percent, as pricing, volume and mix driven by strong market demand more than offset the continuing impact of higher commodity costs, increased investments in the business for new products and labor cost escalations. Excluding fourth-quarter operational consolidation expenses of $0.7 million, adjusted segment income was $139.8 million.

“The North American commercial air conditioning market improved,” said Poses. “We successfully converted our residential manufacturing to the new 13 Seasonal Energy Efficiency Ratio (SEER) products required this month under federal regulation and continued to drive our sales mix to higher efficiency products.”

During the quarter, the company started manufacturing its new whole-house residential air cleaning systems, Trane CleanEffects™ and American Standard AccuClean™, and prepared for its first-quarter launch to consumers. The company improved the energy efficiency of its CenTraVac® chillers, giving Trane a 13.5 percent advantage over the next best competitive chiller. In addition, more than 350 commercial customers attended product reviews at the Lexington, Ky., factory for the Trane Custom Climate Changer™, a new portfolio of custom air handling products.

– More –

2

Large contracts signed during the quarter included ones for Ambridge High School (Ambridge, Pa.); Ball State University Residence Hall (Muncie, Ind.); Bangsar Village (Kuala Lumpur, Malaysia); Choice Homes for all homes constructed in Georgia and Texas; Chongqing Long Hu Villa Phase II (Chongqing, China); Discovery Gardens (Dubai, United Arab Emirates); Famous Barr (St. Louis, Mo.); George Mason University (Fairfax, Va.); Goldsby Gaming Center (Norman, Okla.); Indo Rama Synthetics (1) Ltd. (Butibori, India); Lockheed Martin (Marietta, Ga.); Mallard Creek High School (Charlotte, N.C.); St. Jude Patient Care and Research Building (Memphis, Tenn.); Sydney Entertainment Center (Sydney, Australia); Taiwan Semiconductor Manufacturing Company Ltd. (Taiwan); University of California at Davis and Wall Homes (Texas).

BATH AND KITCHEN sales were $575.7 million, down 4.7 percent (down 1.5 percent excluding foreign exchange effects). Segment income was $0.5 million, down from $41.1 million in fourth quarter 2004. Excluding fourth-quarter operational consolidation expenses of $7.3 million, adjusted segment income was $7.8 million compared with $56.1 million in fourth quarter 2004. The decline in segment income was caused by lower volume and poorer mix, higher commodity costs, investments related to product launches and unfavorable foreign exchange. These declines exceeded benefits from materials savings, higher pricing and previous operational consolidations.

“We initiated actions in the fourth quarter that will improve our 2006 performance,” said Poses. “For example, we reduced ceramics inventory, improved availability of higher-value products in Europe, effectively consolidated some European fittings operations, reduced the number of product models in Europe, made progress on product launches and planned a price increase for first quarter. These actions will help us deliver better price, increased volume and improved productivity, initially offsetting higher commodity costs and then increasing margins beginning in second quarter.”

During the quarter, Bath and Kitchen launched its Lifetime™ whirlpool tubs, which feature flat jets designed for greater comfort and easier cleaning, at The Home Depot throughout the U.S. In addition, the business continued its rollout of the Champion® toilet in China, Korea and Thailand. New commercial sales included ones for Bridgewater Boatwerks Tower luxury condominiums (Grand Rapids, Mich.); Fort Drum (Watertown, N.Y.); Hilton Molino Stucky (Venice, Italy); North Manchester (England) Hospital and Rosen Shingle Creek Resort (Orlando, Fla.). The Beijing Bathaus, one of Bath and Kitchen’s showrooms, won a bronze award in the retail category of the Hong Kong Designer Association’s 2005 awards, a leading Asia design competition.

VEHICLE CONTROL SYSTEMS fourth-quarter sales were $438.7 million, down 4 percent (up 2.8 percent excluding foreign exchange effects) from the prior year’s robust sales. Higher content per vehicle and increased after-market sales offset typical pricing reductions and a modest decline in truck and bus production in various markets, including Western Europe. Segment income was $56.8 million, down 8.5 percent from the strong fourth quarter in 2004. Excluding fourth-quarter operational consolidation expenses of $5.7 million and foreign exchange effects, adjusted segment income was flat with 2004. Productivity improvements and benefits from previously announced operational consolidations essentially offset the unfavorable impact of typical price reductions, mix, labor escalations, investments and warranty.

During the quarter, WABCO received new contracts from a number of customers. China National Heavy Duty Truck Group Co. Ltd. (CNHTC), a leading Chinese truck manufacturer, selected WABCO’s advanced worldwide modular twin-air compressor, the first WABCO will produce in China. LAZ, a leading Ukrainian bus manufacturer, began installing anti-lock and conventional braking systems across its model range, and PAZ, the leading Russian bus manufacturer, awarded WABCO a contract for anti-lock braking systems for its leading models beginning January 2006.

#     #     #

3

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EST today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s Fourth-quarter 2005 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-5536. Please call five to 10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EST today until 11:59 p.m. EST on Feb. 7. For the replay, please dial (719) 457-0820. The replay access code is 2424251.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce its products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; and (iv) periodic adjustments to litigation reserves, including asbestos liabilities and asbestos insurance recoveries. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2004 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of fourth-quarter and full-year results, several tables follow this news release. The fourth-quarter and full-year results that exclude operational consolidation expenses, tax items, an asbestos charge and foreign exchange translation are non-GAAP measures. Segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is a $10.3 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 28 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, (732) 980-6048, lglover@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com.

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2006 American Standard Inc.

4

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended December 31,
	2005	2004
Sales
Air Conditioning Systems and Services	$1,530.7	$1,291.1
Bath & Kitchen	575.7	604.2
Vehicle Control Systems	438.7	457.1

Total	$2,545.1	$2,352.4

Segment income
Air Conditioning Systems and Services	$139.1	$88.5
Bath & Kitchen	0.5	41.1
Vehicle Control Systems	56.8	62.1

Total	196.4	191.7

Equity in net income of unconsolidated joint ventures	7.4	6.3

	203.8	198.0

Interest expense	29.1	28.4

Asbestos indemnity expenses	—	307.0

Corporate and other expenses	48.2	50.1

Income (loss) before income taxes	126.5	(187.5)
Income taxes	62.1	(100.6)

Net income (loss)	$64.4	$(86.9)

Net income (loss) per common share:
Basic	$0.31	$(0.41)

Diluted	$0.30	$(0.41)

Average outstanding common shares:
Basic	208.6	214.5
Diluted	213.7	214.5

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

Adjusted for Operational Consolidation Expenses, Asbestos Indemnity Charge and Tax Items.

	2005	2004
Net income (loss)	$64.4	$(86.9)
Adjustments
Q4 2004 asbestos indemnity charge, net of tax	—	188.0
Operational consolidation expenses, net of tax	9.2	18.3
Tax Items	21.2	(18.5)
Effect of tax items included in full year rate	3.4	—

Adjusted net income	$98.2	$100.9

Adjusted net income per diluted common share	$0.46	$0.46

Average outstanding common shares:
Diluted	213.7	220.2

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Twelve Months Ended December 31,
	2005	2004
Sales
Air Conditioning Systems and Services	$6,014.7	$5,345.5
Bath & Kitchen	2,418.7	2,439.5
Vehicle Control Systems	1,831.0	1,723.8

Total	$10,264.4	$9,508.8

Segment income
Air Conditioning Systems and Services	$660.5	$556.1
Bath & Kitchen	102.2	196.9
Vehicle Control Systems	249.8	231.3

Total	1,012.5	984.3

Equity in net income of unconsolidated joint ventures	34.8	28.2

	1,047.3	1,012.5

Interest expense	118.3	114.9

Asbestos indemnity expenses	—	320.2

Corporate and other expenses	203.1	214.5

Income before income taxes	725.9	362.9
Income taxes	169.6	49.5

Net income	$556.3	$313.4

Net income per common share:
Basic	$2.63	$1.46

Diluted	$2.56	$1.42

Average outstanding common shares:
Basic	211.3	214.8
Diluted	217.0	220.6

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

Adjusted for Operational Consolidation Expenses, Asbestos Indemnity Charge and Tax Items.

	2005	2004
Net income	$556.3	$313.4
Adjustments
Q4 2004 asbestos indemnity charge, net of tax	—	188.0
Operational consolidation expenses, net of tax	47.2	32.0
Tax Items	(46.9)	(39.2)

Adjusted net income	$556.6	$494.2

Adjusted net income per diluted common share	$2.56	$2.24

Average outstanding common shares:
Diluted	217.0	220.6

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company's business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2005 compared with 2004 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Three Months Ended December 31,
	Reported 2005 (1)	Reported 2004 (2)	% Chg vs. 2004	% Chg vs. 2004 Excl. FX (3)	% Chg vs. 2004 Excl. FX & Op. Cons. Exp (4)
Air Conditioning Systems and Services
Sales	1,530.7	1,291.1	18.6%	19.0%
Segment Income	139.1	88.5	57.2%	57.7%	46.9%
Segment Income as a Percentage of Sales	9.1%	6.9%	2.2pts	2.2pts	1.7pts

Bath & Kitchen
Sales	575.7	604.2	-4.7%	-1.5%
Segment Income	0.5	41.1	-98.8%	-100.2%	-86.1%
Segment Income as a Percentage of Sales	0.1%	6.8%	-6.7pts	-6.8pts	-8.0pts

Vehicle Control Systems
Sales	438.7	457.1	-4.0%	2.8%
Segment Income	56.8	62.1	-8.5%	-3.5%	-0.3%
Segment Income as a Percentage of Sales	12.9%	13.6%	-0.7pts	-0.9pts	-0.4pts

Total Company
Sales	2,545.1	2,352.4	8.2%	10.6%
Segment Income	196.4	191.7	2.5%	4.0%	-1.7%
Segment Income as a Percentage of Sales	7.7%	8.1%	-0.4pts	-0.4pts	-1.1pts
Net Income / (loss) Applicable to Common Shareholders	64.4	-86.9	174.1%
Net Income / (loss) Applicable to Common
Shareholders as a Percentage of Sales	2.5%	-3.7%	6.2pts

(1)	Segment income includes $13.7 million for operational consolidation expenses, comprised of $0.7 million for Air Conditioning Systems and Services, $7.3 million for Bath & Kitchen, and $5.7 million for Vehicle Control Systems.
(2)	Segment income includes $26.2 million for operational consolidation expenses, comprised of $7.0 million for Air Conditioning Systems and Services, $15.0 million for Bath & Kitchen, and $4.2 million for Vehicle Control Systems.
(3)	Excluding the impact of foreign exchange translation.
(4)	Excluding the impact of foreign exchange and operational consolidation expenses.

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2005 compared with 2004 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Twelve Months Ended December 31,
	Reported 2005 (1)	Reported 2004 (2)	% Chg vs. 2004	% Chg vs. 2004 Excl. FX (3)	% Chg vs. 2004 Excl. FX & Op. Cons. Exp (4)
Air Conditioning Systems and Services
Sales	6,014.7	5,345.5	12.5%	11.9%
Segment Income	660.5	556.1	18.8%	18.5%	21.5%
Segment Income as a Percentage of Sales	11.1%	10.4%	0.6pts	0.6pts	0.9pts
Backlog	719.4	663.4	8.4%	9.8%

Bath & Kitchen
Sales	2,418.7	2,439.5	-0.9%	-1.6%
Segment Income	102.2	196.9	-48.1%	-50.2%	-43.3%
Segment Income as a Percentage of Sales	4.2%	8.1%	-3.9pts	-4.0pts	-4.0pts

Vehicle Control Systems
Sales	1,831.0	1,723.8	6.2%	5.1%
Segment Income	249.8	231.3	8.0%	5.4%	9.0%
Segment Income as a Percentage of Sales	13.6%	13.4%	0.2pts	0.0pts	0.5pts
Backlog	716.6	853.8	-16.1%	-3.4%

Total Company
Sales	10,264.4	9,508.8	7.9%	7.2%
Segment Income	1,012.5	984.3	2.9%	1.7%	4.1%
Segment Income as a Percentage of Sales	9.9%	10.4%	-0.4 pts	-0.5 pts	-0.3pts
Net Income Applicable to Common Shareholders	556.3	313.4	77.5%
Net Income Applicable to Common
Shareholders as a Percentage of Sales	5.4%	3.3%	2.1 pts

(1)	Segment income includes $71.0 million for operational consolidation expenses, comprised of $25.6 million for Air Conditioning Systems and Services, $31.7 million for Bath & Kitchen, and $13.7 million for Vehicle Control Systems. Additionally, Corporate & Other expenses includes $1.9 million of income related to operational consolidations.
(2)	Segment income includes $46.1 million for operational consolidation expenses, comprised of $7.7 million for Air Conditioning Systems and Services, $33.0 million for Bath & Kitchen, and $5.4 million for Vehicle Control Systems.
(3)	Excluding the impact of foreign exchange translation.
(4)	Excluding the impact of foreign exchange and operational consolidation expenses.

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

American Standard Companies Inc.

2006 Earnings Per Share Reconciliation

(Unaudited)

	Q1 2006	FY 2006
Net Income Reported	$77.8 - $86.2	$548.6 - $579.8
Streamlining Expenses, Net of Tax	3.0	6.2
Asset Sales and Other Gains	—	(6.2)

Adjusted Net Income	$80.8 - $89.2	$548.6 - $579.8

Adjusted EPS	$0.39 - $0.43	$2.65 - $2.80
Reported EPS	$0.37 - $0.41	$2.65 - $2.80
Diluted Shares	209.0	207.1

2005 Earnings Per Share Reconciliation
(Unaudited)

	Q1 2005	FY 2005
Net Income Reported	$124.9	$556.3
Streamlining Expenses, Net of Tax	14.8	47.2
Other Tax Items	(36.4)	(46.9)

Adjusted Net Income	$103.3	$556.6

FAS 123 Expense, Net of Tax	(5.3)	(20.0)

Adjusted Net Income Including FAS 123 Expense	$98.0	$536.6

Adjusted EPS	$0.47	$2.56
Adjusted EPS Including FAS 123 Expense	$0.45	$2.48
Reported EPS	$0.57	$2.56

Note:	The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	December 31, 2005	December 31, 2004
Current Assets:
Cash and cash equivalents	$390.7	$229.4
Accounts receivable, less allowance for doubtful accounts Dec. 2005 - $46.9; Dec. 2004 - $46.2	1,161.3	1,154.5
Inventories:
Finished products	659.8	658.0
Products in process	228.2	233.2
Raw materials	190.2	196.0

	1,078.2	1,087.2
Future income tax benefits	99.3	114.5
Other current assets	336.7	304.2

Total Current Assets	3,066.2	2,889.8

Facilities, less accumulated depreciation:	1,622.2	1,616.6
Dec. 2005 - $1,101.9; Dec. 2004 - $1,123.7
Goodwill	1,152.9	1,267.7
Capitalized software, less accumulated amortization:	200.6	230.0
Dec. 2005 - $321.8; Dec. 2004 - $274.5
Debt issuance costs, net of accumulated amortization:	13.9	15.4
Dec. 2005 - $33.1; Dec. 2004 - $28.2
Long-term asbestos indemnity recoveries	384.0	399.6
Long-term future income tax benefits	93.5	78.4
Investment in associated companies	98.2	77.5
Other assets	236.3	266.8

Total Assets	$6,867.8	$6,841.8

Current Liabilities:
Loans payable to banks	$17.5	$76.6
Current maturities of long-term debt	2.6	2.2
Accounts payable	844.5	887.2
Accrued payrolls	339.5	331.2
Current portion of warranties	181.9	155.1
Taxes on income	91.8	130.5
Other accrued liabilities	751.1	763.9

Total Current Liabilities	2,228.9	2,346.7

Long-Term Debt	1,676.1	1,429.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	631.6	744.1
Long-term portion of asbestos indemnity liability	673.0	683.4
Long-term portion of warranties	246.7	242.4
Deferred taxes on income	131.1	94.3
Other liabilities	357.9	371.5

Total Liabilities	5,945.3	5,911.5

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,769,794 in 2005; 251,768,741 in 2004; and shares outstanding: 206,741,396 in 2005; 214,947,988 in 2004	2.5	2.5
Capital surplus	834.4	794.5
Treasury stock	(1,181.4)	(760.1)
Retained earnings	1,576.5	1,146.6
Foreign currency translation effects	(212.6)	(102.8)
Deferred gain on hedge contracts, net of tax	20.9	9.3
Minimum pension liability adjustment, net of tax	(117.8)	(159.7)

Total Shareholders’ Equity	922.5	930.3

Total Liabilities & Shareholders’ Equity	$6,867.8	$6,841.8

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended December 31,
	2005	2004
Cash provided by operating activities:
Net Income/(Loss)	$64.4	$(86.9)

Adjustments to reconcile net income/(loss) to net cash provided by operating activities	219.5	389.0

Net cash provided by operating activities	283.9	302.1

Other deductions or additions to reconcile to Free Cash Flow:
Proceeds from initial sale of receivables, net	—	(27.1)
Purchases of property, plant, equipment and computer software	(115.7)	(112.8)
Proceeds from disposals of property	1.7	15.5

Free cash flow	$169.9	$177.7

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2005	2004
Cash provided by operating activities:
Net Income	$556.3	$313.4
Adjustments to reconcile net income to net cash provided by operating activities	264.1	451.3

Net cash provided by operating activities	820.4	764.7

Other deductions or additions to reconcile to Free Cash Flow:
Proceeds from initial sale of receivables, net	—	(27.1)
Purchases of property, plant, equipment and computer software	(337.1)	(262.5)
Proceeds from disposals of property	28.2	29.4

Free cash flow	$511.5	$504.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2006	2005
Net cash provided by operating activities	$835.0 - 860.0	$820.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	Approx. (285.0)	(337.1)
Proceeds from disposals of property	Approx. 25.0	28.2

Free cash flow	$575.0 - 600.0	$511.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.